EXHIBIT 10.56

                              AMENDED AND RESTATED
                          LICENSE AND ROYALTY AGREEMENT

         This Amended and Restated License and Royalty Agreement ("Agreement"), is made and entered into as of this 3rd day of January, 2001, by and among LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation ("Licensee"), LUIS A. RUIZ, M.D. and SERGIO LENCHIG (collectively, "Licensors").

         WHEREAS, Licensors are the owners of the entire, right, title and interest in and to a certain U.S. letters patent and foreign patents, as identified on Exhibit A attached hereto and made a part hereof, pertaining to a device for use in human corneal refractive surgery (collectively, the "Licensed Patents");

         WHEREAS, Licensors have certain know-how and confidential technical information directed to the Licensed Patents (collectively, the "Licensed Technology");

         WHEREAS, Licensee desires to acquire a world wide, non-exclusive license to make, have made, use or sell the device described in or covered by any claims of the Licensed Patents (the "Device") in those countries identified on Exhibit A (the "Territory") and throughout the world, in accordance with the terms and conditions provided herein;

         WHEREAS, Licensors are willing to grant such a license to Licensee in accordance with the terms and conditions provided herein;

         WHEREAS, the Licensors and Licensee have entered into that certain License and Royalty Agreement dated as of September 10, 1997 (the "Original Agreement");

         WHEREAS, the Licensors and Licensee have entered into that certain First Amendment to License and Royalty Agreement (the "Amendment"), dated January 18, 2000, amending the Original Agreement;

         WHEREAS, the Licensors and Licensee desire to amend and restate the Original Agreement, as amended by the Amendment, as provided herein; and

         WHEREAS, LaserSight Incorporated, a Delaware corporation
("LaserSight"), has agreed to guaranty certain obligations of Licensee and to undertake certain obligations described in this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises and valuable consideration set forth herein, the parties hereto mutually agree as follows:

         1. Grant of License. Licensors hereby grant to Licensee during the Term (as defined herein) a world-wide, non-exclusive, terminable, non-transferable, non-sublicensable (except as provided herein) right and license to make, have made, use and sell the Device under the Licensed Patents and the Licensed Technology (the "License"). As used herein, the term Licensed Patents shall include those items listed on Exhibit A, and any reissues,

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divisionals, continuations, and continuations-in-part. As used herein, the term
Licensed Technology is limited to that information known to Licensors as of the Effective Date (as defined herein) and specifically excludes any information of Licensors concerning proprietary software developed or owned by Licensors.

         2.       Term. This Agreement was effective as of September 10, 1997,
                  ----
and commenced on January 1, 2000 (the "Commencement Date"), and shall continue thereafter until July 31, 2005 (the "Initial Term"), unless earlier terminated as provided herein. At the conclusion of the Initial Term Licensee shall have the sole option to renew this Agreement for additional one (1) year terms (each a "Renewal Term" and collectively "Renewal Terms", and the Initial Term together with the Renewal Terms shall constitute the "Term") upon the terms and conditions as set forth herein. If Licensee elects to renew this Agreement for one or more Renewal Terms, then Licensee shall be obligated to pay to Licensors only the payments described in Section 5(d), provided that, unless otherwise agreed to by the parties, the ten percent (10%) royalty rate contemplated by
Section 5(d) will increase to fifty percent (50%) and any Minimum Quarterly Payment (as defined herein) to be paid during such Renewal Term(s) shall be equal to $400,000 per calendar quarter.

         3.       Ownership of Intellectual Property.
                  ----------------------------------

                  (a) Licensee acknowledges that Licensors have all right, title and interest in the Licensed Patents and the Licensed Technology, and that as between Licensors and Licensee, Licensors have the exclusive right to use the Licensed Patents and the Licensed Technology, except as otherwise provided herein. Licensee shall not, at any time, file any trademark or patent application with the United States Patent and Trademark Office or any other governmental entity, any copyright registration with the U.S. Copyright Office or with any other governmental entity for the Licensed Patents and the Licensed Technology. Licensee shall not use any of the Licensed Patents and the Licensed Technology except in accordance with this Agreement. Any patent or copyright registration obtained or applied for anywhere in the world that contains the Licensed Patents and the Licensed Technology or any substantially similar design, shall be transferred to Licensors without compensation. Notwithstanding anything set forth in this Section 3(a) to the contrary, the parties acknowledge and agree that U.S. Letters Patent No. 5,586,980, dated December 24, 1996 (the "Kremer Patent"), is the sole and exclusive property of LaserSight or one of its affiliates, and that the provisions of this Section 3(a) shall not apply to LaserSight's activities in connection with the Kremer Patent.

                  (b) Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office or any other governmental authority, any application or registration of any trademark, service mark or patent which contains the Licensed Patents or the Licensed Technology. Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the U.S. Copyright Office, any application or registration of a design containing the Licensed Patents or the Licensed Technology. Licensee shall not object to, or file any action or lawsuit because of any use by Licensors of the Licensed Patents or the Licensed Technology, whether such use is by Licensors directly or through different licensees or authorized users unless such use conflicts with the terms of this Agreement.

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                  (c) Nothing in this Agreement gives Licensee any right, title, or interest in any of Licensors' intellectual property except the right to use in accordance with the terms of this Agreement.

                  (d) Licensee acknowledges that all designs, artwork, compilations or derivatives ("Works") included in the Licensed Patents or the Licensed Technology are the sole property of Licensors. Licensee acknowledges that any Works, other than trademarks or service marks, created by it pursuant to this Agreement that contain the Licensed Patents or the Licensed Technology are also the property of Licensors. Licensee hereby assigns to Licensors any right, title or interest they may have in Works, other than trademarks or service marks, developed under this Agreement to Licensors. Licensee warrants they have and will maintain appropriate agreements with their employees and independent contractors to give effect to this Section. Accordingly, Licensee shall not copy, use, assign or otherwise transfer any rights in any Works or any derivatives thereof included, except in accordance with this Agreement. Licensee shall not attempt to obtain or assert copyright rights in any artwork or design, other than with respect to trademarks and service marks, which contains the Licensed Patents and the Licensed Technology, without the express written authorization of Licensors. Notwithstanding anything set forth in this Section 3(d), the parties acknowledge and agree that the Kremer Patent is the sole and exclusive property of LaserSight and that the provisions of this Section 3(d) shall not apply to LaserSight's activities in connection with the Kremer Patent.

                  (e) Licensee acknowledges that its material breach of this Agreement will result in immediate and irreparable damage to Licensors, and that money damages alone would be inadequate to compensate Licensors. Therefore, in the event of a material breach of this Agreement by Licensee, Licensors, in addition to other remedies, may immediately obtain and enforce injunctive relief prohibiting the material breach or compelling specific performance.

         4.       Limitations on the License.  The  License is subject to the
                  --------------------------
following additional limitations:


                  (a) Distribution. In the event Licensee sells or distributes
                      ------------
         the Covered Products (as defined herein) to any person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, or to an exclusive distributor, Licensee shall make Quarterly Gross Profit Payments (as defined herein) with respect to such sales or distribution based upon the Sales Price (as defined herein) generally charged to Licensee's normal distribution network.

                  (b) No Other Use.  Licensee shall not use the Device, the
                      ------------
         Licensed Patents or the Licensed Technology for anypurpose other than in connection with this Agreement.

                  (c) Manufacture of Covered Products.  Licensee shall (i) be
                      -------------------------------
         responsible for the cost of purchasing or manufacturing the Covered Products, as applicable, and (ii) shall enter into agreements for the manufacture of the Keratomes.

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                  (d) Premium Rights. Licensee shall not manufacture, sell, or
                  ------------------
         distribute the Covered Products as Premiums, for publicity purposes, for fund raising, as giveaways, in combination sales, or for disposal under similar methods of merchandising except as provided in this subsection; provided, however, during the first two (2) calendar quarters following the Commencement Date, Licensee shall have the right to grant Premiums in an amount not to exceed five percent (5%) of the total disposable microkeratomes produced during the applicable calendar quarter, and such amount will be reduced to one percent (1%) for each calendar quarter thereafter. For purposes of this Agreement, "Premium" shall be defined as any time the Covered Products are sold or given away for the purposes of increasing sales, promoting, or publicizing any other product, service or establishment, including incentives for sales force, trade or consumer promotions.

                  (e) Notices. Licensee shall stamp on the Device or any packaging for the Device such intellectual property notices as reasonably directed from time to time by Licensors.

         5.       Consideration.  As consideration for the License, Licensee
                  -------------
shall pay the following  to Licensors:

                  (a) on the date hereof, LaserSight shall wire transfer an aggregate amount of $250,000 U.S. in immediately available funds to the Licensors in accordance with wire transfer instructions provided to Licensee by the Licensors.

                  (b) on the date hereof, LaserSight shall send its transfer agent an irrevocable letter of direction to issue two stock certificates (one in the name of each Licensor) each representing 365,276 shares (the "License Shares") of LaserSight common stock, $.001 par value per share ("Common Stock").

                  The Licensors acknowledge and agree that the License Shares
         (i) are authorized but previously unissued Common Stock which have not been registered under the Securities Act of 1933, as amended ("the Act"), or any state securities laws, (ii) have been acquired for investment purposes only and not with a view to distribution or resale,
         (iii) may not be sold or transferred unless such shares have been registered under the Act and such applicable state securities laws, or unless in the opinion of counsel acceptable to LaserSight an exemption from registration is available, and (iv) the certificates representing such shares shall bear substantially the following legend:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION

                  UNDER SUCH SECURITIES ACTS AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

         The License Shares shall have those registration rights that are more fully described in that certain Registration Rights Agreement, dated as of the date hereof, substantially in the form which is attached hereto as Exhibit B.

                  (c) during the period commencing on the date hereof and continuing through July 31, 2002 (such period referred to herein as the "Fixed Quarterly Payment Period"), on the date indicated in column 2 of Exhibit C attached hereto Licensee shall pay jointly to Licensors the applicable amount set forth in column 3 of Exhibit C (each such payment referred to herein as a "Fixed Quarterly Payment").

                    Notwithstanding anything set forth herein to the contrary, the amount of each Fixed Quarterly Payment shall be subject to adjustment (the "Fixed Quarterly Payment Adjustment") if at any time during the Fixed Quarterly Payment Period, (A) a royalty is imposed in connection with the sale of the Device, or (B) an injunction is issued by a court of competent jurisdiction whereby Licensee is prevented from distributing the Device or any other dispute arises in connection with the Licensed Patents or the Licensed Technology (collectively, a "Patent Dispute"), the Fixed Quarterly Payment then in effect shall be reduced to the amount resulting from multiplying such Fixed Quarterly Payment times eighty percent (80%). Any such adjustment shall remain in effect until such time as the Patent Dispute is finally resolved in a manner acceptable to Licensee or the royalty is no longer imposed in connection with the sale of the Device, as the case may be. If the amount of a Fixed Quarterly Payment is reduced as result of a Patent Dispute such reduction shall only affect the Fixed Quarterly Payment prospectively. If the duration of any such event or events described above is less than a calendar year, any such adjustment shall be pro-rated based on the number of months during which such event is continuing.

                  (d) during the period commencing August 1, 2002 and continuing through July 31, 2005 (such period referred to herein as, the "Extended Period"), on the date indicated in column 2 of Exhibit C Licensee shall pay jointly to Licensors an amount equal to the greater of (i) ten percent (10%) of the Gross Profit (as defined herein) (each such payment referred to herein as a "Quarterly Gross Profit Payment"), or
         (ii) the applicable amount set forth in column 3 of Exhibit C (each such payment referred to herein as a "Minimum Quarterly Payment").

                           (i)      Calculation of Gross Profit.  "Gross Profit"
                                    ---------------------------
                  shall be calculated by Licensee within thirty (30)days after the end of each calendar quarter during the Term and shall be determined as follows:

                                    (A) Sales Price less the sum of (1) the Cost
                           of Goods Sold (as defined herein), (2) any royalty fee imposed (i) by a court, or (ii) in connection with a settlement agreement, within the Territory that determines that the Covered Products sold by Licensee infringe the intellectual property rights of a third party not affiliated with Licensee or resolves any such dispute, as applicable, and (3) distribution discounts and sales commissions associated with the Covered Products; provided, however, for purposes of this calculation distribution discounts and sales commissions that exceed 35% of gross sales shall not be considered for purposes of calculating Gross Profits. For purposes of this Agreement, the term "Sales Price" shall mean the total invoiced amount of all sales of the Covered Products less any credits for returns actually made and supported by credit memoranda issued to the customer;

                                    (B) for purposes of determining Gross
                           Profit, the Sales Price shall include all amounts invoiced by Licensee or LaserSight which are the result of sales of Covered Products and other components which are related to the Covered Products. For purposes of this Agreement, the term "Covered Products" shall mean: (A) a Keratome (as defined herein) with gear box, suction ring, and suction handle, (B) motor, (C) motor power cord, (D) tonometer, (E) suction and power supply, (F) foot switch, (G) tubing, (H) user's manual, (I) sterile packaging, (J) control consoles, (K) blades, (L) replacement parts, (M) lid speculum, and other component parts which are manufactured utilizing the Licensed Patents and/or the Licensed Technology. For purposes of this Agreement, the term "Keratome" shall mean Licensee's UniShaperTM keratome, UltraShaperTM keratome and any other keratome manufactured, distributed or sold by Licensee or LaserSight.

                           (ii) Cost of Goods Sold. "Cost of Goods Sold" shall
                                ------------------
                  include (i) the manufacturing costs from an OEM vendor of the Covered Products, (ii) packaging costs associated with the manufacture and distribution of the Covered Products, (iii) sterilization costs associated with the Covered Products, and
                  (iv) shipping costs associated with the Covered Products. Any rebates and commissions from manufacturers, distributors or other sources shall be deducted from the Cost of Goods Sold.

                           (iii) Minimum Quarterly Payment Adjustment.
                                 ------------------------------------
                  Notwithstanding anything set forth herein to the contrary, each Minimum Quarterly Payment shall be subject to adjustment as follows (the "Minimum Quarterly Payment Adjustment"):

                                    (A) if at any time during the Extended
                           Period or a Renewal Term, (A) a royalty is imposed in connection with the sale of the Device, or (B) a Patent Dispute arises, the amount of the Minimum Quarterly Payment then in effect shall be reduced to the amount resulting from multiplying such Minimum Quarterly Payment times eighty percent (80%). Any such adjustment shall remain in effect until such time as the Patent Dispute is finally resolved in a manner acceptable to Licensee or the royalty is no longer imposed in connection with the sale of the Device, as the case may be. If the Minimum Quarterly Payment is reduced as result of a Patent Dispute such reduction shall only affect the Minimum Quarterly Payment prospectively. If the duration of any such event or events described above is less than a calendar year, any such adjustment shall be pro-rated based on the number of months during which such event is continuing; and

                                    (B) unless the payment of the Minimum
                           Quarterly Payments is accelerated in accordance with
                           Section 5(d)(v), for each calendar quarter ending during the Extended Period the Minimum Quarterly Payment to be paid for the next succeeding calendar quarter will be increased to an amount equal to the amount of the Quarterly Gross Profit Payment paid in connection with the immediately preceding calendar quarter if (1) the amount of the Quarterly Gross Profit Payment paid for the immediately preceding calendar quarter exceeds the amount of the Minimum Quarterly Payment for the immediately following calendar quarter, and (2) the cumulative amount of all Quarterly Gross Profit Payments, Fixed Quarterly Payments and Minimum Quarterly Payments, as applicable, paid to Licensors from the period commencing January 1, 2001 continuing through the end of the immediately preceding calendar quarter (the "Reconciliation Period") is less than 10% of the cumulative amount of all Gross Profits earned by Licensee during the Reconciliation Period. If either of the requirements described in item (1) or (2) of the immediately preceding sentence is not applicable then the amount of the applicable Minimum Quarterly Payment will not be increased. For example:

                           Scenario 1

                           Assumptions:

                              o 3rd Quarter 2002 Quarterly Gross Profit Payment = $370,000.

                              o 4th Quarter 2002 Minimum Quarterly Payment = $250,000.

                              o the cumulative amount of all Quarterly Gross Profit Payments, Fixed Quarterly Payments and Minimum Quarterly Payments paid to Licensors during the Reconciliation Period is greater than 10% of the cumulative amount of all Gross Profits earned by Licensee during the Reconciliation Period.

                           Result: No change in the amount of the Minimum Quarterly Payment for the 4th Quarter 2002.

                           Scenario 2

                           Assumptions:

                              o 3rd Quarter 2002 Quarterly Gross Profit Payment = $370,000.

                              o 4th Quarter 2002 Minimum Quarterly Payment = $250,000.

                              o the cumulative amount of all Quarterly Gross Profit Payments, Fixed Quarterly Payments and Minimum Quarterly Payments paid to Licensors during the Reconciliation Period is less than 10% of the cumulative amount of all Gross Profits earned by Licensee during the Reconciliation Period.

                           Result: The amount of the Minimum Quarterly Payment for the 4th Quarter 2002 would be increased to $370,000.

                           Scenario 3

                           Assumptions:

                              o 4th Quarter 2002 Minimum Quarterly Payment was increased to $370,000, as described above.

                              o     4th Quarter 2002 Gross Profit Payment =
                                    $225,000.

                              o 1st Quarter 2003 Minimum Quarterly Payment = $250,000.

                              o the cumulative amount of all Quarterly Gross Profit Payments, Fixed Quarterly Payments and Minimum Quarterly Payments paid to Licensors during the Reconciliation Period is less than 10% of the cumulative amount of all Gross Profits earned by Licensee during the Reconciliation Period.

                           Result: No change in the amount of the Minimum Quarterly Payment for the 1st Quarter 2003.

                           (iv) Quarterly Gross Profit Payment Reconciliation.
                                ---------------------------------------------
                  During the thirty (30) day period after the end of each calendar quarter commencing with the calendar quarter ending September 30, 2002, Licensee shall calculate the amount of the Quarterly Gross Profit Payment that would be payable to Licensors for the immediately preceding calendar quarter, and if the amount of the Quarterly Gross Profit Payment exceeds the Minimum Quarterly Payment for the applicable calendar quarter, Licensee shall pay to the Licensors the amount of the Quarterly Gross Profit Payment in accordance with this Section 5(d).

                           (v) Acceleration of Fixed and Minimum Quarterly
                               -------------------------------------------
                  Payments. If prior to July 31, 2002 LaserSight, through an
                  --------
                  underwritten public offering or through a single private placement transaction, raises at least $25,000,000 in proceeds through the sale of Common Stock, then within five (5) days after the closing of such a transaction, LaserSight shall pay, in a single lump sum, the aggregate amount of each then unpaid Fixed Quarterly Payment that is to be paid during the Fixed Quarterly Payment Period and Minimum Quarterly Payment that is to be paid during the Extended Period. If the payment of the Fixed Quarterly Payments and the Minimum Quarterly Payments is accelerated as described in this Section 5(d)(v), then the Licensors shall be entitled to receive only that portion of the Quarterly Gross Profit Payments that exceed the Minimum Quarterly Payments that would have been made during applicable quarter of the Extended Period.

                  (e) Licensee, at its sole cost and expense, will use all its reasonable efforts to repair the LaserScan 2000 excimer laser currently in Louis A. Ruiz's, M.D. possession to working condition.

                  (f) Licensee shall take possession of that certain LaserScan LSX(R) System (the "Laser Unit") previously delivered to Dr. Ruiz. Licensors shall cooperate with Licensee in delivering the Laser Unit to a location designated by Licensee, and Licensee shall be responsible for the payment of the shipping costs associated with Licensee taking delivery of the Laser Unit. Licensors acknowledge and agree that after the Laser Unit is delivered to Licensee, Licensors shall have no right, title or interest in or to the Laser Unit.

         6.       Statement, Payments and Penalties.
                  ---------------------------------

                  (a) During the Term, no later than thirty (30) days after each calendar quarter ending in March, June, September and December, Licensee shall submit to Licensors full and accurate statements (each a "Quarterly Statement") showing the quantity, description, Cost of Goods Sold, and Gross Profits relating to the Covered Products distributed and/or sold during the applicable calendar quarter then ended, including any additional information kept in the normal course of business by Licensee which is appropriate to enable an independent determination of the amount due hereunder with respect to the Covered Products. All Quarterly Gross Profit Payments or the Fixed Quarterly Payments or Minimum Quarterly Payments, as applicable, then due shall be made simultaneously with the submission of each Quarterly Statement. Quarterly Statements shall be submitted whether or not they reflect any sales or whether any Quarterly Gross Profit Payment need be made.

                  (b) Failure to submit timely or accurate Quarterly Statements, Quarterly Gross Profit Payments or Fixed Quarterly Payments or Minimum Quarterly Payments, as applicable shall result in an additional charge of 1% per month on any balance unpaid as of the applicable reporting period or the maximum allowed by applicable law, whichever is lower.

                  (c) The receipt and/or acceptance by Licensors of the Quarterly Statements, Quarterly Gross Profit Payments, Fixed Quarterly Payments or Minimum Quarterly Payments or any payments paid hereunder, shall not preclude Licensors from questioning the correctness thereof. In the event that any inconsistencies or mistakes are discovered in Quarterly Statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee.

                  (d) Licensee shall, unless otherwise directed in writing by Licensors, send all Quarterly Gross Profit Payments, payments of the Fixed Quarterly Payment or Minimum Quarterly Payment, as applicable, by wire transfer as directed by Licensors, and shall send all statements to Licensors by mail and facsimile transmission with delivery confirmed to the addressee at the addresses set out in Section 25.

         7.       Records and Right to Audit.
                  --------------------------

                  (a) Licensee each shall keep, maintain and preserve in its principal place of business during the Term, any renewal periods and at least five (5) years following termination or expiration, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement in a manner such that the information contained in the statements referred to in Section 6 can be readily determined including, without limitation, customer records, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. Licensors may designate an independent auditor or auditors and such independent auditor or auditors shall have the right to inspect and audit all materials related to this Agreement, subject to the confidentiality requirements set forth in Section 23.

                  (b) Such materials shall be available for inspection and audit (including photocopying) at any time during (i) the Term, and (ii) the period six (6) months immediately following Licensors receipt of its final payment due hereunder in the event of termination or expiration; however, such inspection or audit shall not occur more often than once every twelve (12) months during the Term, and shall take place during reasonable business hours and upon at least five (5) days notice by Licensors and/or their representatives. Licensee will cooperate and will not cause or permit any interference with Licensors and/or their representatives in the performance of their duties of inspection and audit. Licensors, and/or their representatives, shall have free and full access to said materials for inspection and audit purposes.

                  (c) Should any audit indicate an underpayment of five percent (5%) or more of the Quarterly Gross Profit Payments due Licensors for the period since (i) the Commencement Date, or (ii) date of the last audit, whichever is later, the reasonable cost of the audit shall be paid by Licensee. Should any audit indicate an underpayment of ten percent (10%) or more, during the same period, Licensee shall pay Licensors an additional fee equal to ten percent (10%) of the underpayment. Payment of the audit cost and any additional fees is in addition to the full amount of any underpayment, including interest as provided in Section 6(b), shall be paid by Licensee if the results of such audit indicate an underpayment of ten percent (10%) or more. Licensee shall cure any contract breaches discovered during the audit, provide amended reports if required, and submit the amount of any underpayment including interest, additional fees and, if applicable, the cost of the audit within sixty (60) days from the date of the delivery to Licensee of the results of the audit.

         8.       Disclosure of Licensed Patents/Licensed Technology. Upon
                  --------------------------------------------------
execution of this Agreement, Licensors shall promptly disclose to Licensee all information it possesses relating to the Licensed Patents and the Licensed

Technology. Licensors shall continue to provide any technical assistance reasonably requested by Licensee from time to time during the Term.

         9.       Maintenance of Patents.  Licensors shall be responsible for
                  ----------------------
all payments, including, without limitation, payments ofmaintenance fees, required to keep the Licensed Patents in force for their full terms.

        10.       Additional Filings; Approvals. If Licensee (i) desires to
                  -----------------------------
market the Devices in any country where regulatory approval is required but not granted as of the Effective Date, (ii) desires to obtain patent protection relating to any further discoveries, inventions, technology, know-how, enhancements, improvements, modifications or other developments relating to the Licensed Patents or the Licensed Technology in any country where such patent protection may be granted and has not been granted as of the Effective Date, or
(iii) is required to file with any governmental or other licensing agency any form or application related to the Devices, including without limitation, the filings or applications described in Section 22(a), Licensors shall provide all assistance reasonably necessary to enable Licensee to obtain such regulatory approval, licensing approval or patent protection, as the case may be. The costs of obtaining all relevant approvals or protection shall be borne solely by Licensee.

         11.      Patent Litigation.
                  -----------------

                  (a) Infringement of the Licensed Technology. Should Licensee
                      ---------------------------------------
         or Licensors learn of any infringements of the Licensed Patents or the Licensed Technology or any part thereof by any third party, they or it shall promptly notify the other party. Licensors shall have the sole right but not the obligation to pursue such infringements. Should Licensors pursue such an infringement, Licensee will cooperate therein as reasonably requested by Licensors. If any monetary settlement or judgment is obtained as a result of a suit for infringement, the proceeds obtained shall be the sole property of Licensors.

                  If Licensors decline to pursue such an infringement, Licensee may institute and prosecute suits for infringement in its own name and at its own expense, and Licensors will join as parties plaintiff in such suits and cooperate therein as reasonably requested by Licensee. If any monetary settlement or judgment is obtained as a result of a suit for infringement, the proceeds obtained shall be applied first to recover Licensors' and Licensee's reasonable expenses in proportion to the amount each expended in such suit, and any excess proceeds shall be equally divided between Licensee and Licensors.

                  (b) Defense of Licensed Technology. With the exception of the
                      ------------------------------
         Litigation, should any litigation by a third party against Licensee alleging that the manufacture, use or sale of the Device infringes any patent or rights under a patent of such third party arise, Licensee shall promptly notify licensors of such litigation, and Licensors shall defend and/or settle such litigation at their sole cost and expense; provided however, the terms and conditions of any such settlement which affect the rights and/or obligations of Licensee under this Agreement shall be subject to Licensee's prior approval. In addition, Licensors shall indemnify and hold harmless Licensee for any costs and expenses incurred by Licensee in connection with such third party litigation including, without limitation, reasonable attorneys' fees, expert witness fees and accounting fees.

         12.      Representations and Warranties.
                  ------------------------------

                  (a)      Licensors.  Licensors, and each of them, represent,
                           ---------
warrant and covenant:


                           (i) that they are the sole and exclusive owners of the Licensed Patents and Licensed Technology and that they have full legal capacity, power and authority to (A) enter into this Agreement, (B) fully perform all of their obligations hereunder, and (C) grant the license concerning the Licensed Patents and Licensed Technology in the Territory, provided, however, Licensors make no representation or warranty concerning the Licensed Patents and Licensed Technology outside the Territory;

                           (ii) that to their knowledge all of the Licensed Patents and the Licensed Technology known to Licensors has been or will be promptly disclosed to Licensee and included in the license granted hereunder;

                           (iii) that Exhibit A represents a complete and
                  accurate list of all jurisdictions and registration numbers related to such jurisdictions where the Licensed Patents have been registered, and there are no other jurisdictions where the Licensed Patents have been registered or an application for registration has been made;

                           (iv) that except for the license granted to Chiron Vision Corporation pursuant to that certain Amended and Restated License Agreement dated effective January 1, 1994, they have not, individually or collectively, previously licensed, used or disclosed the Licensed Patents or the Licensed Technology or any part thereof anywhere in the world, and during the Term will not license or consent to any additional license or sublicense of the Licensed Patents;

                           (v)   that to their knowledge no part of the
                  Licensed Patents or the Licensed Technology is being infringed in the Territory;

                           (vi) that to their knowledge each of the Licensed Patents are valid and enforceable, and no part of the Licensed Technology will infringe the rights of any third parties in the Territory;

                           (vii) that prior to the Commencement Date the
                  disposable microkeratome will have been adequately tested and shall be safe and effective for its intended use provided it is properly used by qualified surgeons specialized in refractive surgery.

                  (b)      Licensee.  Licensee represents, warrants and
                           --------
covenants:

                           (i) that it has the full legal power and authority to enter into this Agreement and to fully perform all of its obligations hereunder;

                           (ii) that its performance hereunder will ccomply with all applicable laws, ordinances, regulations and codes;

                           (iii) Licensee shall use its best efforts to continue
                  the bona fide manufacture, distribution and sale of the Covered Products during the Term; and

                           (iv) during the Term, Licensee shall not tie the sale of the Device to any other product.

         13.      Termination.
                  -----------

                  (a)      Termination by Licensors.  This Agreement may be
                           ------------------------
                  terminated by Licensors in the event any of the following defaults occur:

                           (i) Licensee fails to make any payment due or fails
                  to deliver any required statement, and fails to cure such default within fifteen (15) days from receipt of notice from Licensors; provided, however, Licensors and Licensee acknowledge and agree that an underpayment of any Gross Profit Payment shall not constitute a failure to make a payment hereunder;

                           (ii) Licensee attempts to grant or grants a
                  sublicense other than as provided pursuant to Section 31 or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written consent of Licensors;

                           (iii) Licensee, or any related entities, manufacture,
                  distribute or sell any products infringing upon or competing with the Licensed Patents. Nothing herein is intended to prohibit or restrict Licensee, or any related entities, from continuing to sell their existing products, the Covered Products or their utilization or disposition of the Kremer Patent; and


                           (iv) Licensee materially breaches any provision in
                  this Agreement in addition to those set out above in this section, and fails to cure such breach within thirty (30) days from receipt of notice from Licensors.

                  (b)      Termination by Licensee. Licensors materially breach
                           -----------------------
         any provision in this Agreement, and fail to cure such breach within thirty (30) days from receipt of notice from Licensors.

         14.      Effect of Expiration or Termination.
                  -----------------------------------

                  (a) Other Rights/Remedies. Any termination of this Agreement
                      ---------------------
         will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

                  (b) Effect of Expiration or Termination. On the date (the
                      -----------------------------------
         "Termination Date") which is ninety (90) days after expiration or termination of this Agreement for any reason Licensee shall immediately cease all further use of the Device, the Licensed Patents or the Licensed Technology, directly or indirectly, or any derivation of the Device, the Licensed Patents or the Licensed Technology. Until payment to Licensors of any monies due it, Licensors shall have a lien on any units of Device not then disposed of by Licensee and on any monies due Licensee from any person or firm with respect to sales of the Covered Products.

                  (c) Acceleration of Payments. If Licensee or LaserSight
                      ------------------------
         defaults on any of their respective payment obligations described in this Agreement and such default is not cured within fifteen (15) days from receipt of notice from Licensors, then, in addition to any other rights the Licensors may have under this Agreement, the following amounts would become immediately due and owing by Licensee: (i) a lump sum amount equal to the aggregate amount of each then unpaid Fixed Quarterly Payment that is to be paid during the Fixed Quarterly Payment Period and Minimum Quarterly Payment which is to be paid during the Extended Period, as applicable, and (ii) the attorney's fees (up to a maximum of $250,000) incurred by the Licensors in connection Civil Action No. 00-896-A that was filed in the United States District Court for the Eastern District of Virginia, Alexandria Division. Notwithstanding the foregoing, Licensors and Licensee acknowledge and agree that an underpayment of any Quarterly Gross Profit Payment shall not constitute a failure to make a payment hereunder.

                  (d) Disposal of Inventory. After the Termination Date,
                      ---------------------
         Licensee shall have no further right to manufacture the Device or other products utilizing the Licensed Patents or the Licensed Technology, but may continue to distribute its remaining inventory of Devices in existence at the time of expiration or termination for a period of ninety (90) days, provided all statements (including the Final Statement (as defined herein)) and payments then due have been delivered and that during the disposal period Licensee deliver all statements and payments due in accordance with Sections 6 and comply with all other terms and conditions of this Agreement. Licensors shall have the option for thirty (30) days (the "Option Period"), to purchase all remaining stock after said ninety (90) day period at a price which shall equal Licensee's actual Cost of Goods Sold. During the Option Period, Licensee shall not sell its remaining inventory of Devices in liquidating its inventory at a price that is less than that charged by Licensee to its normal distribution network during the Term. In the event Licensors elect not to purchase Licensee's remaining inventory, Licensee will destroy any remaining inventory within thirty (30) days.

                  (e) Reversion of Rights. After the Termination Date, all
                      -------------------
         rights granted to Licensee in this Agreement shall revert to Licensors, including, but not limited to, the right to manufacture and sell Devices. Nothing contained herein shall be construed to allow Licensee to utilize the Licensed Patents or the Licensed Technology after the Termination Date.

                  (f) Final Statement. Thirty (30) days before the expiration of
                      ---------------
         this Agreement, Licensee shall furnish a statement to Licensors showing the number and description of Devices on hand or in process (the "Final Statement"). If this Agreement is terminated for any reason, such statement shall be furnished within thirty (30) days after notice of termination. Licensors shall have the right to conduct physical inventories to ascertain or verify the amount of remaining inventory.

         15.      Survival of Rights.
                  ------------------

                  (a) The terms and conditions of this Agreement necessary to protect the rights and interests of Licensors in the Licensed Patents and the Licensed Technology and the Device including, but not limited to, Licensee's obligations under Sections 3, 7, 11, 14, 15, 18, 19, 21 and 23, shall survive the termination or expiration of this Agreement.

                  (b) The terms and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement shall survive until such time as those terms and conditions have been fulfilled or satisfied.

         16.      Marketing Strategy.  Licensee shall be responsible for funding
                  ------------------
the development and implementation of a sales and marketing strategy related to the Covered Products.

         17.      Additional Obligations.  Nothing contained in the Agreement or
                  ----------------------
the Amendment shall be construed to prohibit Licensee from manufacturing, distributing, marketing, promoting in any manner, or selling any keratome, whether or not such keratome is covered by claims of the Licensed Patents or Licensed Technology.

         18.      Mold Use and Manufacture. Licensors agree to provide Licensee
                  ------------------------
with single cavity limited production molds ("Limited Production Molds") capable of producing disposable microkeratomes which are safe and effective for their intended use. Licensors and Licensee shall share equally in the cost of manufacturing the Limited Production Molds. In the event the Limited Production Molds need to be replaced, as determined by the manufacturer thereof, Licensors and Licensee shall share equally in the cost of such replacement.

         The Licensee shall be solely responsible for the design, manufacture, engineering, tooling and testing of the dual cavity, automatic production molds (the "Final Production Molds") capable of producing disposable microkeratomes which are safe and effective for their intended use and shall pay the entire cost thereof, including all unpaid amounts currently owed therefor. In the event the Final Production Molds need to be replaced, as determined by the manufacturer thereof, Licensee shall be solely responsible for the cost of such replacement.

         The Licensors acknowledge and agree that the Final Production Molds shall be the sole and exclusive property of Licensee. After the Termination Date (as defined in the Agreement) Licensee agrees to entertain any reasonable offer from Licensors for the purchase of the Final Production Molds. If, after the Termination Date, Licensee receives a bona fide offer from a licensee of the Licensed Patents or the Licensed Technology for the purchase of the Final Production Molds (the "Offer"), Licensee shall notify Licensors of the existence and terms and conditions of the Offer. Licensors shall have ten (10) days after receipt of such notice from Licensee to notify Licensee that Licensors desire to purchase the Final Production Molds on the same terms and conditions as set forth in the Offer. If Licensors fail to notify Licensee within said ten (10) day period, Licensors shall be deemed to have elected not to exercise its option hereunder. Licensee shall then be free to accept the Offer, but only from such prospective purchaser and in strict accordance with the terms and conditions of the Offer. In no event and under no circumstances shall Licensee or LaserSight sell or transfer the Final Production Molds to any person or entity to whom or which Licensors have not granted a license to the Licensed Patents or Licensed Technology.

         19.      Return of Molds.  Within fifteen (15) days following the
                  ---------------
Termination Date, Licensee shall return the Limited Production Molds to
Licensors.

         20.      Payment of Taxes. Licensors represent that they are not
                  ----------------
subject to any such tax and no taxes should be deducted, however, if any tax is lawfully imposed and Licensee is required by law to withhold it, Licensee shall notify Licensors in order to allow Licensors to contest such imposition. All consideration paid to Licensors pursuant to this Agreement shall not take into account any national, federal, state, province, municipal or other government excise, sales, use, occupational or like taxes, duties, customs or penalties now in force or enacted in the future (collectively, a "Tax"). If any Tax is imposed, Licensors shall be responsible for the payment of such Tax. If Licensee is required by law, rule or regulation to pay or withhold any Tax in connection with any consideration paid to Licensors pursuant to this Agreement, Licensee shall be entitled to reduce the applicable Fixed Quarterly Payment or Minimum Quarterly Payment, as applicable, by the amount of any such Tax paid or withheld by Licensee during the applicable year. The parties agree to use reasonable efforts to pursue any certificate of exemption or similar document or proceeding if advised by counsel that consideration paid to Licensors pursuant to this Agreement may be exempted from any Tax.

         21.      Product Liability. Licensee agrees to indemnify, defend and
                  -----------------
hold Licensors their successors and assigns harmless from and against any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees and disbursements) arising out of any claims of personal injury or property damage based on the use, manufacture or sale of the Covered Products manufactured and sold by Licensee, their subsidiary, affiliated and controlled companies. At all times during the Term, Licensee shall procure and maintain product liability insurance coverage related to the Covered Products sold pursuant to this Agreement in the amount of $2 million per year in the aggregate. Licensee shall cause Licensors to be named as additional insureds under any such insurance policy. Evidence of insurance coverage will be made available to Licensors upon request.

         22.      Additional Obligations-Liquidated Damages.  Upon execution of
                  -----------------------------------------
this Agreement, Licensors shall deliver and/or provide to Licensee or its designee:

                  (a) all engineering and manufacturing drawings, diagrams, schematics, reports and specifications, bill of materials, testing procedures and testing data, assembly instructions and other related items utilized in connection with the manufacture of the Device and the Covered Products, technical support in connection with the filing of United States Food and Drug Administration ("FDA") form 510(k) and application for CE mark; assistance in establishing and, thereafter, maintaining the design and associated documentation of the Covered Products; and

                  (b) purchase orders for the Molds relating to the Device as may be necessary for the manufacturer to achieve project schedules.

Licensors acknowledge and agree that Licensee would incur substantial damages in the event Licensee reasonably determines that Licensors have not satisfied their obligations set forth in Section 18 and/or this Section 22, and that such damages would be difficult to calculate. Licensors further acknowledge and agree that all amounts of money paid and all other property previously paid or delivered to Licensors by Licensee is a reasonable estimate of Licensee's damages in the event of default by Licensors pursuant to Section 18 and/or this
Section 22.

         23.      Confidentiality. Both during and after the Term, none of the
                  ---------------
parties shall in any manner, directly or indirectly, disclose or divulge to any person or entity (other than such party's employees, agents or consultants) any information related to the Licensed Patents, the Licensed Technology or other confidential and proprietary trade secret information disclosed to them pursuant to this Agreement; provided, that such confidentiality obligations will not apply to (a) matters of public knowledge in the industry; (b) matters known or disclosed to any party under no obligation of confidentiality either before entering this Agreement or thereafter; (c) matters which are required to be disclosed or divulged by law; and (d) matters which the parties hereto mutually agree in writing to disclose.

         24.      Force Majeure. Neither party shall be liable for failure to
                  -------------
perform hereunder if such failure is occasioned by any cause beyond such party's control, including, without limitation, war or civil disturbance, fire, flood, accident, explosion, interruption of transportation, embargo, inability to procure or shortage of materials or equipment, interruption of production facilities, governmental order or regulation (including, without limitation, the FDA), or labor dispute. Suspension of a party's performance for any such cause shall be limited to the period of time during which such cause is in effect, plus a reasonable time thereafter. Such suspension shall not affect the running of the Term and shall not be regarded as a breach of this Agreement.

         25.      Notice. Every notice, request, demand, and other communication
                  ------
contemplated by this Agreement shall be in writing and deemed to have been made either when personally delivered to the respective party, or three days after it is deposited, postage prepaid, with an express mail service, or 10 days after it is deposited, postage prepaid, in the United States mail to the addresses stated below or such changed address as any party may give by written notice to the other, provided that concurrently with such deposits a copy of any notice is sent by telefacsimile:

         If to LICENSORS:  Luis A. Ruiz, M.D. and
                           Sergio Lenchig
                           Calle 120 No. 20A-44, Apartment 401
                           Santafe de Bogota, Colombia
                           South America
                           Facsimile: 57-1-629-3229 - Attn: Sergio Lenchig
                           Facsimile: 57-1-218-5730 - Attn: Luis A. Ruiz, M.D.

         with a copy to:   Allan S. Buffenstein, Esq.
                           McCandlish Kaine 1111 East Main Street, 15th Floor
                           Richmond, Virginia 23219
                           Facsimile: 804-775-3800

         If to LICENSEE:   LaserSight Technologies, Inc.
                           12249 Science Drive, Suite 160
                           Orlando, Florida 32826
                           Attention:  President
                           Facsimile: 407-382-2701

         with a copy to:   Timothy L. Elliott, Esq.
                           The Lowenbaum Partnership, L.L.C.
                           222 South Central Avenue, Suite 901
                           St. Louis, Missouri 63105
                           Facsimile: 314-746-4848

         26.      Waiver. Neither waiver by either party of any breach or
                  ------
default under this Agreement by the other party, nor the failure of either party to exercise promptly its rights in the event of such breach or default, shall be construed as a waiver of any subsequent breach or default, or of any term, condition or provision of this Agreement.

         27.      Attorneys Fees. In the event that either party incurs costs
                  --------------
and fees, including attorneys' fees, in enforcing its or their rights under this Agreement, the party substantially prevailing in any suit or action, including any appeal, shall be entitled to recover from the other such costs and attorneys' fees.

         28.      Severability.  Each provision hereof is intended to be
                  ------------
shall not severable and the invalidity or illegality of any portion of this Agreement affect the validity or legality of the remainder hereof.

         29.      Governing Law. The validity, formulation, interpretation and
                  -------------
performance of this Agreement shall be governed by the laws of the State of Virginia, without giving effect to choice of law principles. The parties do hereby irrevocably submit themselves to the personal jurisdiction of the United States Federal Court for the Eastern District of Virginia, Richmond Division and do hereby irrevocably agree to service of such court's process upon them, and with respect to Licensors, on their counsel, Allan S. Buffenstein of McCandlish Kaine, so long as they remain counsel to Licensors and thereafter until such time as it is verified to Licensee in writing that Licensors' successor counsel has agreed to accept such service on Licensors' behalf.

         30.      Entire Agreement. This Agreement represents the entire
                  ----------------
agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings between the parties, including, without limitation, the Original Agreement and the Amendment. The parties agree that neither party has any right, claim or interest under the Original Agreement or the Amendment that is not specifically reflected in this Agreement. This Agreement may not be amended, supplemented or modified except by a subsequent written agreement signed by both parties hereto.

         31.      Assignment. This Agreement and all rights granted pursuant to
                  ----------
its terms shall be personal to Licensee and shall not be assigned, sublicensed or transferred in whole or in part without the prior written consent of Licensors; provided, however, Licensee may assign or transfer its interest in this Agreement in connection with the sale or transfer of all or substantially all of its assets. Licensors may assign this Agreement, in whole or in part, provided that Licensors agree to continue to provide technical assistance to Licensee under Section 8(a). Licensee may sublicense the Patents only for the purpose of having the Device manufactured and/or in order to sell and distribute the Device and for no other purpose whatsoever.

         32.      Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. The English language version of this Agreement shall be the official version of this Agreement.

         33.      Captions.  The captions contained herein are intended for
                  --------
convenience of reference only and shall not be used to interpret any of the terms or provisions hereof.

         34.      Additional Documents.  The parties hereto agree to execute,
                  --------------------
acknowledge and deliver such further documents as may be necessary or proper to carry out the purpose and intent of this Agreement.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the date first written above.

LICENSORS:                                LUIS A. RUIZ, M.D.


                                          /S/Luis A. Ruiz, M.D.
                                          -------------------------
                                          Luis A. Ruiz, M.D.


                                          SERGIO LENCHIG

                                          /s/Sergio Lenchig
                                          -------------------------
                                          Sergio Lenchig



LICENSEE:                                 LASERSIGHT TECHNOLOGIES, INC.

                                          By: /s/Michael R. Farris
                                            -----------------------
                                            Michael R. Farris, CEO




         The undersigned hereby unconditionally guarantees the payment of the sums described in Section 5 of this Agreement as and when such sums become due and payable according to the terms thereof. In case of failure of Licensee to pay the obligations guaranteed hereby, the undersigned agrees to cause such payment to be made as and when the same shall become due and payable, in the manner specified in this Agreement and as if such payment were made by Licensee. The undersigned agrees to those terms of this Agreement which pertain to the performance by the undersigned. This is a guarantee of payment, not of collection.

                                          LaserSight Incorporated

                                          By: /s/Michael R. Farris
                                            -----------------------
                                            Michael R. Farris
                                            President and CEO

                                    EXHIBIT A

                                Licensed Patents

ISSUED PATENTS:

1.  United States: U.S. Patent No. 5,133,726/RE35,421
    -------------

2.  Brazil: Pat. No. PI9001714
    ------

3.  Columbia: Pat. No. 144267
    --------

4.  Taiwan: Pat. No. 179735
    ------

5.  Portugal: 94986
    --------

6.  Germany: Pat. No. 69005285 (derived from EPO Patent 442156)
    -------

7.  Spain: Pat. No. 2048415 (derived from EPO Patent 442156)
    -----

8.  Sweden: Pat. No. G94986 (derived from EPO Patent 442156)
    ------

9.  Japan: Pat. No. 1859284
    -----

PENDING PATENT APPLICATIONS:

1.  Austria Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

2.  Belgium Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

3.  Switzerland Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

4.  Denmark Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

5.  France Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

6.  United Kingdom Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

7.  Greece Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

8.  Italy Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

9.  Luxembourg Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

10. Netherlands Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

11. Liechtenstein Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                            EXHIBIT C

         Calendar Quarter for                                         Payment
         Which Payment is Due            Date Payment is Due1      Requirement2

            (Column 1)                      (Column 2)               (Column 3)



          1st Quarter 2001                   04-30-01                 $325,000
          2nd Quarter 2001                   07-30-01                 $425,000
          3rd Quarter 2001                   10-30-01                 $400,000
          4th Quarter 2001                   01-30-02                 $500,000
          1st Quarter 2002                   04-30-02                 $500,000
          2nd Quarter 2002                   07-30-02                 $500,000
          3rd Quarter 2002                   10-30-02                 $367,000
          4th Quarter 2002                   01-30-03                 $250,000
          1st Quarter 2003                   04-30-03                 $250,000
          2nd Quarter 2003                   07-30-03                 $250,000
          3rd Quarter 2003                   10-30-03                 $250,000
          4th Quarter 2003                   01-30-04                 $250,000
          1st Quarter 2004                   04-30-04                 $250,000
          2nd Quarter 2004                   07-30-04                 $250,000
          3rd Quarter 2004                   10-30-04                 $250,000
          4th Quarter 2004                   01-30-05                 $250,000
          1st Quarter 2005                   04-30-05                 $250,000
          2nd Quarter 2005                   07-30-05                 $250,000
          3rd Quarter 2005                   10-30-05                 $150,000

     4th Quarter 2005 and each          On or before 30 days
 calendar quarter thereafter, if this    after the end of the         $400,000
     Agreement is renewed by             applicable calendar
 Licensee beyond the Initial Term              quarter

1 Payment Date for each Fixed Quarterly Payment, Minimum Quarterly Payment or
  Quarterly Gross Profit Payment, as applicable, which is payable in connection with the corresponding calendar quarter indicated in column 1.

2 The amount of each Fixed Quarterly Payment or Minimum Quarterly Payment, as applicable, which is payable in connection with the corresponding calendar quarter indicated in column 1.